FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
OCT 24 1996
No. C22068-96
/s/ Dean Heller
Dean Heller, Secretary of State

                    ARTICLES OF INCORPORATION

                                OF

                 ALMOST COUNTRY PRODUCTIONS, Inc.

        *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *
KNOW ALL MEN BY THESE PRESENTS:

        That we, the undersigned, natural persons of the age of twenty-one or more, for the purpose of organizing a corporation pursuant to the Nevada Corporations Act, do hereby adopt the following Articles of Incorporation for such corporation:

                            ARTICLES I

                        Name of Corporation

        The name of the corporation shall be ALMOST COUNTRY PRODUCTIONS , Inc.


                            ARTICLE II

                            Existence

      The existence of the corporation shall be perpetual unless dissolved according to law.

                           ARTICLE III

                             Purpose

        The general nature of the business to be transacted by the corporation and the purposes for which the corporation is organized are as follows:

      A. To produce and market country music on tapes and Compact Discs (C D's) featuring Pamela Lindquist and her music group known as ALMOST COUNTRY.

      B        To acquire by purchase, lease, trade, and to manage, operate, sell, develop, rent, or otherwise, all kinds of property both real and personal, or otherwise deal with either as principle or agent and to mortgage, pledge, trade or otherwise deal with the same, for the benefit of the corporation, and .to establish, organize, coordinate, direct, manage, or otherwise control all types of investments, ventures, arrangements and business holdings permitted under the terms of the State of Nevada and to perform all related functions and acts required in the carrying out to the purposes of the corporation.

      C. To acquire by purchase, lease or otherwise, to hold, own, deal in or with, and otherwise manage and operate, sale, transfer, rent, lease, mortgage, pledge, and otherwise dispose of, or encumber any and all classes of property whatsoever, whether real or personal, or any interest therein, as principal, agent, broker or dealer.

      D. To establish, organize, coordinate, direct, manage, or otherwise control corporations, partnerships, and all other lawful businesses or business entitles permitted under the laws of the State of Utah. The corporation may provide counseling services for such business or individuals, but it will not act as an investment advisor.

      E. To acquire by purchase, assignment, grant, license or otherwise, to apply for, secure, lease or in any manner obtain to develop, hold own use, exploit, or operate, enjoy and introduce, rights of all kinds in respect of, or otherwise dispose of to secure to it the payment of agreed royalties, commissions, or other consideration, and generally to deal in and with and turn to account for any or all purposes, either for itself or as nominee or agent for others.

          1. Any and all inventions, devices, processes, discoveries and formulas, and improvements and modifications thereof and rights and interest therein;

          2. Any and all letters patent or applications for letters patent of the United States of America or any other country, state, or locality or authority and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto;

          3. Any and all copyrights granted by the United States or any other country, state, locality or authority and any and all rights, interest, and privileges connected therewith or appertaining thereto; and

          4. Any and all trademarks, trade names, trade symbols, labels, designs and other indicates of origin and ownership granted by or recognized under the laws of the United States of America or any other country, state, locality or authority, connected therewith or incidental or appertaining thereto.

      F. To acquire by purchase, subscription, or otherwise, and to receive, hold, own, guarantee, sell, assign, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any of the shares of the capital stock of this or other corporations, or any voting trust certificates in respect of the shares of capital stock, script, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choices in action and evidences of indebtedness or interest issued or created by any corporation, including this corporation, joint stock companies, syndicates, associations, forms, trusts or persons, public or private, or by the government or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute and consents and vote thereon, and to do any and all things and acts necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

      G. To acquire, and pay for in cash, or assets of this corporation, stock or bonds of this corporation or otherwise, and the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

      H. To borrow or raise monies for any of the purposes of the corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

      I. To loan to any person, firm or corporation, any of its surplus funds, either with or without security.

      J. To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

      K. To have one or more offices, to carry on all of or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the states, districts, or territories of the United States, in any and all foreign countries, subject to the laws of such states, districts, or territories of the United States, in any and all foreign countries, subject to the laws of such states, districts, territories, or countries.

      L. To enter into joint ventures and partnerships with individuals, associations and/or other corporations.

      M. In general to do any and all things that are incidental and conducive to the attainment of any above object and purpose, to the same extent as natural persons might or could do, which now or hereafter may be authorized by the laws of the United States and the State of Nevada, ;or in any country in the world as the Board of Directors may deem to the advantage of the corporation.

                            ARTICLE IV

                          Capital Stock

        The aggregate number of shares which this corporation shall have authority to issue is 50,000,000 shares of common voting stock, $.O01 par value. All stock of the corporation shall be of the same class and have the same rights and preferences. There shall be no pre-emptive rights.

                            ARTICLE V

                     Minimum Paid in Capital

        The corporation shall not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received by it for the issuance of such shares.

                            ARTICLE VI

                   Registered Office and Agent

        The address of this corporation's initial registered office and the name of its original registered agent at such address is:

                        Lisa R. Mandernach
                      410 Crown Royale Court
                     Henderson, Nevada 89015

                           ARTICLE VII

                    Initial Board of Directors

       The number of directors constituting the initial board of directors of the corporation is two (2) and the names and the address of persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

      Name                             Address
      ----                             -------
      PAMELA LINDQUIST                 245 North Vine St. #103
                                       Salt Lake City, Utah 84103

      Marie T. Lindquist               780 North 150 West
                                       Logan, Utah 84321


                           ARTICLE VIII

                             Officers

       Officers of this corporation shall include a President and a Secretary/Treasurer. The President and the Secretary and the Treasurer shall be elected by the Board of Directors, and may but need not by elected from the members of the board.


                            ARTICLE IX

                    Non-Assessability of Stock

       Shares of stock of this corporation shall be issued fully paid and shall be non-assessable for any purpose. The private property of the stockholders shall not be liable for the debts, obligations or liabilities of this corporation.

                            ARTICLE X

                         Indemnification

      Any person made part or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was director, officer, or employee of the corporation, or of any corporation which he, the testator, or intestate served as such at the request of the corporation shall be indemnified by the corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal therein, except with respect to matters as to which it is adjudged in such action, suit, or proceeding that such officer, director, or employee was liable to the corporation, or to such other corporation, for negligence or misconduct in the performance of his duty. As used herein the term "expense" shall include all obligations incurred by such person for the payment of money, including without limitation attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceeding amounts paid to the corporation or any other corporation by him. A judgment or conviction whether based on plea of guilty or nolo-contendere or its equivalent or after trail shall not of itself be deemed an adjudication that such director, officer, or employee is liable to the corporation, or such other corporation, for negligence or misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth from time to time in the By-Laws, or by any of the following procedures:

      (a) Order of the Court of administrative body or agency having jurisdiction of the action, suit, or proceeding;

      (b) Resolution adopted by a majority of the quorum of Board of Directors of the corporation without counting in such majority a quorum any directors who have incurred expenses in connection with such action, suit or proceeding;

      (C) If there is no quorum of directors who have not incurred expenses in connection with such action, suit, or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors by the Board of Directors;

      (d) Resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

      (e) Order of any court having jurisdiction over the corporation. Any such determination that a payment by way of indemnity should be made will be binding upon the corporation, such right of indemnification shall not be exclusive of any other right which such directors, officers, and employees of the corporation and the other persons above-mentioned may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Laws, Agreements, vote of stockholders, provision of law, or otherwise as well as their rights under this article. The provisions of this article shall apply to any member of any committee appointed by the Board of Directors as fully as though such persons had been a director, officer or employee of the corporation.

                            ARTICLE XI

                          Incorporators

        The name and address of each incorporator is:

            NAME                       ADDRESS
            ------                     ---------
            PAMELA LINDQUIST           245 North Vine St. #103
                                       Salt Lake City, Utah 84103

            MARIE T. LINDQUIST         780 North 150 West
                                       Logan, Utah 84321


       IN WITNESS WHEREOF, we the undersigned original incorporators hereinabove named, have hereunto set our hands this 13th day of September, 1996



                                     /s/ Pamela Lindquist
                                    --------------------
                                         Pamela Lindquist



                                     /s/ Marie Lindquist
                                     ----------------------
                                         Marie T. Lindquist

STATE OF Utah       )
                    :  ss.
County of Salt Lake )

        On the 13th day of September 1996, personally appeared before me, MARIE T. LINDQUIST and PAMELA LINDQUIST who being by me first duly sworn, severally declared that they are the persons who signed the foregoing instrument and that the statements therein contained are true.

        IN WITNESS WHEREOF, I have hereunto set my have and seal this 13th day of March 1996.


                                /s/ Donna L. Campbell
                                ---------------------
Commission Expires:              Residing in: State of Utah

<Notary Stamp of Donna L. Campbell
appears here with expiration date of
July 15, 2000, State of Utah>